Exhibit 10.38

FORM OF

PROMISSORY NOTE

$ ____________________________________	Dated:

FOR VALUE RECEIVED, AERWINS Technologies, Inc., a Delaware corporation (the “Company” or “Borrower”), hereby unconditionally promises to pay to the order of Kiran Sidhu (the “Lender”) at such location designated by Lender in writing, in lawful money of the United States of America the principal sum of $__________________ which amounts have been previously advanced to the Company, plus such additional amounts as may be advanced by Lender to Borrower from time to time in Lender’s sole and absolute discretion  (collectively, the “Principal Amount”). All outstanding principal unpaid on this Promissory Note shall be payable within 30  days after demand by Lender (the “Maturity Date”).

Section 1: Interest. No interest shall accrue or be due under this Promissory Note unless an event of default has occurred. In the event of default, interest on the Principal Amount shall accrue at the rate of 18% per annum until the Principal Amount and any accrued but unpaid interest has been paid in full.

Section 2: Principal. The Principal Amount of this Promissory Note is due on the Maturity Date.

Section 3: Maturity. Subject to the terms and conditions hereof, the principal amount of this Promissory Note plus the accrued interest shall be due and payable as stipulated in Sections 1 and 2 of this Promissory Note on the Maturity Date, and shall be paid by the Borrower in cash, check, money order or by wire transfer.

Section 4: Default

(a) In the event Borrower does not satisfy payment due as stipulated in Sections 1 and 2 and fully, faithfully, and punctually perform all of its obligations hereunder, Borrower will be in default of this Promissory Note. In the event of default by the Borrower, Lender may, at its option, (i) declare the entire unpaid principal balance of this Promissory Note together with accrued and unpaid interest immediately due and payable as provided for in Section I; and (ii) pursue any other remedy available to Lender at law or in equity.

(b) The Borrower and all endorsers, sureties and guarantors now or hereafter becoming parties hereto or obligated in any manner for the debt represented hereby, jointly and severally waive demand, notice of non-payment and protest and agree that if this Promissory Note goes into default and is placed in the hands of an attorney for collection or enforcement of the Borrower’s obligations hereunder, to pay reasonable attorney’s fees and all other costs and expenses incurred in making such collection, including but not limited to attorney’s fees and costs on appeal of any judgment or order.

(c) Laws, Severability, Venue, Waivers. The validity of this Promissory Note and the rights, obligations and relations of the Parties hereunder shall be construed and determined under and in accordance with the laws of the State of Delaware, without regard to conflicts of law principles thereunder provided, however, that if any provision of this Promissory Note is determined by a court of competent jurisdiction to be in violation of any applicable law or otherwise invalid or unenforceable, such provision shall to such extent as it shall be determined to be illegal, invalid or unenforceable under such law be deemed null and void, but this Promissory Note shall otherwise remain in full force. Suit to enforce any provision of this Promissory Note, or any right, remedy or other matter arising therefrom, will be brought exclusively in the state or federal courts located in California. The Borrower agrees and consents to venue in California and to the in personam jurisdiction of the courts in such state and hereby irrevocably waives any right to a trial by jury.

(d) This Promissory Note shall be binding upon the successors, assigns, heirs, administrators and executors of the Company and inure to the benefit of the Lender, its successors, endorsees, assigns, heirs, administrators and executors.

AERWINS Technologies, Inc.

By:
Yinshun (Sue) He, Chief Financial Officer